FIRST AMENDMENT

THIS FIRST AMENDMENT (this "**Amendment**") is made and entered into as of OCT. 7TH, 2013, by and between **CA-PRUNEYARD LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord")**, and **HOPTO INC., a Delaware corporation formerly known as GraphOn Corporation ("Tenant")**.

RECITALS

A. Landlord and Tenant are parties to that certain lease dated December 19, 2011 (the "**Lease**"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately **4,413** rentable square feet (the "**Existing Premises**") described as Suite 660 on the 6th floor of the building commonly known as Pruneyard Tower I located at 1901 S. Bascom Avenue, Campbell, California (the "**Building**").

B. The Lease will expire by its terms on June 30, 2017 (the "**Existing Expiration Date**"), and the parties wish to extend the term of the Lease on the following terms and conditions.

C. The parties wish to relocate the Premises (defined in the Lease) from the Existing Premises to the space containing approximately **10,659** rentable square feet described as Suite 600 on the 6th floor of the building commonly known as Pruneyard Place located at 1919 S. Bascom Avenue, Campbell, California (the "**Substitution Building**") and shown on **Exhibit A** attached hereto (the "**Substitution Space**"), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. **Extension.** Subject to the terms hereof, the term of the Lease is hereby extended through the last day of the 60th full calendar month beginning on or after the Substitution Effective Date (defined in Section 2.1.A below) (the "**Extended Expiration Date**"). The portion of the term of the Lease beginning on the date immediately following the Existing Expiration Date (the "**Extension Date**") and ending on the Extended Expiration Date shall be referred to herein as the "**Extended Term**".

2. **Substitution.**

2.1 **Substitution Term.** Subject to the terms hereof, from and after the Substitution Effective Date (defined in Section 2.1.A below), the Premises shall be the Substitution Space and the Building shall be the Substitution Building, subject to the terms hereof (the "**Substitution**"). The term of the Lease for the Substitution Space (the "**Substitution Term**") shall commence on the Substitution Effective Date and, unless sooner terminated in accordance with the Lease, end on the Extended Expiration Date. From and after the Substitution Effective Date, the Substitution Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Substitution Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Substitution Space.

A. Substitution Effective Date. As used herein, "**Substitution Effective Date**" means November 1, 2013. Notwithstanding any contrary provision hereof, (a) Landlord shall not be required to tender possession of the Substitution Space to Tenant before the date on which the Tenant Improvement Work (defined in **Exhibit B** attached hereto) is Substantially Complete (defined in **Exhibit B** attached hereto) (the "**Substantial Completion Date**"); and (b) except as provided in Section 2.1.B below, Tenant shall not be entitled to any delay in the Substitution Effective Date, any abatement of Rent, or any other remedy as a result of any failure of Landlord to Substantially Complete the Tenant Improvement Work by the Substitution Effective Date or any other date.

B. Outside Completion Date. Notwithstanding any contrary provision hereof, if the Substantial Completion Date does not occur on or before the Outside Completion Date (defined below), then Tenant, as its sole remedy, shall be entitled to an abatement of Base Rent for the Substitution Space, beginning on the date that Base Rent otherwise first becomes payable hereunder for the

Substitution Space, in the amount of $1,200.00 for each day in the period beginning on the Outside Completion Date and ending on the date immediately preceding the Substantial Completion Date. As used herein, **"Outside Completion Date"** means the date occurring 45 days after the Start Date (defined below); provided, however, that the Outside Completion Date shall be postponed by one (1) day for each day, if any, by which the Substantial Completion Date is delayed by (a) any event of Force Majeure, or (b) any change to the scope of the Tenant Improvement Work from that described in the Approved Space Plan (defined in Section 2.3 of **Exhibit B** attached hereto), except to the extent such delay resulting from such change constitutes a Tenant Delay (defined in Section 5.2 of **Exhibit B** attached hereto). As used herein, **"Start Date"** means the latest of (i) the Contingency Expiration Date (defined below), (ii) the date on which Tenant approves the Construction Pricing Proposal pursuant to Section 2.6.1 of **Exhibit B** attached hereto, or (iii) if any governmental permit is required for the Tenant Improvement Work, the date on which Landlord receives all such permits. As used herein, **"Contingency Expiration Date"** means the earlier of Tenant's Termination Option Deadline (defined in Section 10.1 below) or the date, if any, on which Tenant, by notice to Landlord, irrevocably waives Tenant's Termination Option (defined in Section 10.1 below).

C. Early Entry. Tenant may enter the Substitution Space (i) after the installation of the ceiling grid in the Substitution Space and before the Substantial Completion Date (but not before the date that Landlord reasonably estimates will occur 30 days before the Substantial Completion Date), solely for the purpose of installing Lines in the Substitution Space, and (ii) after the installation of the carpeting in the Substitution Space and before the Substantial Completion Date (but not before the date that Landlord reasonably estimates will occur 30 days before the Substitution Effective Date), solely for the purpose of installing equipment, furnishings and other personal property in the Substitution Space. Other than the obligation to pay Monthly Rent, all of Tenant's obligations under the Lease relating to the Substitution Space shall apply during any period of such early entry. Notwithstanding the foregoing, Landlord may limit, suspend or terminate Tenant's right to enter the Substitution Space pursuant to this Section 2.1.C if Landlord reasonably determines that such entry is endangering individuals working in the Substitution Space or is delaying completion of the Tenant Improvement Work.

2.2. **Existing Premises.** Subject to the terms hereof, effective as of the Existing Premises Expiration Date (defined below), the term of the Lease shall expire with respect to the Existing Premises with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the Existing Premises on the Existing Premises Expiration Date. As used herein, **"Existing Premises Expiration Date"** means the earlier of the Existing Expiration Date or the date occurring seven (7) days after the Substantial Completion Date. Without limiting the foregoing:

A. Any portion of the Base Rent schedule set forth in Section 1.4 of the Lease that applies to the Existing Premises during the period following the Existing Premises Expiration Date is hereby deleted from the Lease.

B. Tenant shall surrender the Existing Premises to Landlord in accordance with the terms of the Lease on or before the Existing Premises Expiration Date.

C. Except as otherwise provided herein, Tenant shall remain liable for all Rent and other amounts payable under the Lease with respect to the Existing Premises for the period up to and including the Existing Premises Expiration Date, even though billings for such amounts may occur after the Existing Premises Expiration Date.

D. Tenant's restoration obligations with respect to the Existing Premises shall be as set forth in the Lease.

E. If Tenant fails to surrender any portion of the Existing Premises on or before the Existing Premises Expiration Date, Tenant's tenancy with respect to the Existing Premises shall be subject to Section 16 of the Lease.

F. Any other rights or obligations of Landlord or Tenant under the Lease relating to the Existing Premises that, in the absence of the Substitution, would have survived

the expiration date of the Lease shall survive the Existing Premises Expiration Date.

Notwithstanding any contrary provision hereof, during the period beginning on the Substitution Effective Date and ending on the Existing Premises Expiration Date, all provisions of the Lease (including the obligation to pay Monthly Rent) shall continue to apply to the Existing Premises as if the Existing Premises were still part of the Premises (together with the Substitution Space); provided, however, that (a) during such period no right of Tenant to renew or extend the term of the Lease or expand the Premises and no right of Tenant, such as a parking right, that is based on the size of the Premises shall apply to the Existing Premises; and (b) during the period beginning on the Substantial Completion Date and ending on the Existing Premises Expiration Date, Tenant shall not be required to pay Monthly Rent for the Existing Premises (except only for purposes of determining Tenant's obligations under Section 1.2.E above).

3. **Base Rent.** With respect to the Substitution Space during the Substitution Term, the schedule of Base Rent shall be as follows:

Period During Substitution Term	Monthly Base Rent
Substitution Effective Date through last day of 12th full calendar month of Substitution Term	$36,187.96
13th through 24th full calendar months of Substitution Term	$37,273.60
25th through 36th full calendar months of Substitution Term	$38,391.81
37th through 48th full calendar months of Substitution Term	$39,543.57
49th full calendar month of Substitution Term through last day of Substitution Term	$40,729.87

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, so long as no Default exists, Tenant shall be entitled to an abatement of Base Rent, in the amount of $36,187.96 per month, for the first four (4) full calendar months of the Substitution Term.

4. **Additional Security Deposit; Prepaid Rent/Termination Fee.**

4.1. **Additional Security Deposit.** Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of **$108,990.64** (the **"Additional Security Deposit"**), which shall be added to and become part of the Security Deposit, if any, held by Landlord pursuant to Section 1.8 of the Lease. Accordingly, simultaneously with the execution hereof, the Security Deposit is hereby increased from $13,198.97 to **$122,189.61**. Notwithstanding the foregoing, if no Default occurs on or before the last day of the 28th full calendar month of the Substitution Term, then, upon request from Tenant delivered not earlier than such anniversary, (a) the amount of the Security Deposit shall be reduced to $81,459.74, and (b) Landlord, within 30 days after such request, shall return to Tenant the portion of the Security Deposit exceeding such reduced amount; provided, however, that no such reduction shall occur and no such return shall be required if a Default occurs before the earlier of (i) the date on which such return occurs, or (ii) or the date occurring 30 days after such request.

4.2. **Prepaid Rent/Termination Fee.** Upon Tenant's execution hereof, Tenant shall pay Landlord the sum of **$18,099.98** (the **"Prepaid Rent/Termination Fee"**), which shall be held by Landlord and either (a) applied to the payment of Base Rent with respect to the Substitution Space for the first full calendar month for which Base Rent becomes payable under this Amendment, unless this Amendment is terminated pursuant to Section 10.1 or 10.2 below, (b) applied to payment of Tenant's Termination Fee (defined in Section 10.1 below) if this Amendment is terminated by Tenant pursuant to Section 10.1 below, or

(c) returned to Tenant, as provided in Section 10.2 below, if this Amendment is terminated by Landlord pursuant to Section 10.2 below.

5. **Tenant's Share.** With respect to the Substitution Space during the Substitution Term, Tenant's Share shall be 8.4222% (based upon a total of 126,559 rentable square feet in the Substitution Building).

6. **Expenses and Taxes.** With respect to the Substitution Space during the Substitution Term, Tenant shall pay for Tenant's Share of Expenses and Taxes in accordance with the terms of the Lease; provided, however, that, with respect to the Substitution Space during the Substitution Term, the Base Year for Expenses and Taxes shall be 2014.

7. **Improvements to Substitution Space; Use of Landlord's Furniture.**

7.1. **Condition and Configuration of Substitution Space.** Tenant acknowledges that it has inspected the Substitution Space and agrees to accept it in its existing condition and configuration (or in such other condition and configuration as any existing tenant of the Substitution Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its condition or configuration and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

7.2. **Responsibility for Improvements to Substitution Space.** Landlord shall perform improvements to the Substitution Space in accordance with **Exhibit B** attached hereto.

7.3. **Use of Landlord's Furniture.** During the Substitution Term, Tenant may use, within the Substitution Space only and subject to such reasonable terms and conditions as Landlord may impose, the furniture owned by Landlord that is located in the Substitution Space on the Substitution Effective Date and described in **Exhibit D** attached hereto (**"Landlord's Furniture"**). Landlord, at its expense, shall cause any furniture located in the Substitution Space on the date hereof and not included in Landlord's Furniture to be removed from the Substitution Space before Landlord begins performing the Tenant Improvement Work. Tenant accepts Landlord's Furniture in its existing condition, with no representations or warranties as to quality, condition, fitness of use, or merchantability, any such warranties being specifically excluded. Tenant, at its expense, shall maintain Landlord's Furniture (and, upon the expiration or earlier termination of the Lease with respect to the Substitution Space, surrender Landlord's Furniture to Landlord) in as good condition as exists on the date of delivery of possession thereof to Tenant, ordinary wear and tear excepted. Without limiting the foregoing, Tenant shall be responsible for repairing and/or replacing Landlord's Furniture to the extent it is damaged by any Casualty on or after the Substitution Effective Date, and shall cause Landlord's Furniture to be covered by Tenant's property insurance required under Section 10.2.2 of the Lease. Tenant, at its expense, may modify the layout of Landlord's Furniture from time to time; provided, however, that at the expiration or earlier termination of the Lease, Tenant shall leave Landlord's Furniture in a layout that is reasonably suitable for general office use. Notwithstanding any contrary provision of this Section 7.3, Tenant, at its expense, may replace any component of Landlord's Furniture with a new component that (1) is neutral in color and is otherwise identical in all respects to the replaced component, or (2) is approved in advance by Landlord in its sole and absolute discretion, in which event (a) Tenant, at its expense, shall (i) cause such replacement to be performed in accordance with the manufacturer's recommendations and in a good and workmanlike manner, and (ii) obtain and deliver to Landlord, and use diligent efforts to enforce for Landlord's benefit during the Term, customary warranties covering labor and materials for such replacement; and (b) effective immediately upon installation, (i) such new component shall become the property of Landlord, and Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against any claim asserted by any third party to or against such new component, and (ii) except as provided in this sentence, such new component shall become subject to the terms of this Section 7.3 as if it had been an original part of Landlord's Furniture.

8. **Representations.** Tenant represents and warrants that, as of the date hereof and the Existing Premises Expiration Date: (a) Tenant is the rightful owner of all of the Tenant's interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant's interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant's occupancy of the Existing Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the

supply of labor or material and no work has been done or is being done in, to or about the Existing Premises which has not been fully paid for and for which appropriate waivers of mechanic's liens have not been obtained.

9. **<u>Other Pertinent Provisions</u>.** Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.1. **Parking**. Effective as of the Substitution Effective Date, in the first sentence of Section 1.9 of the Lease, the number "15" is hereby replaced with the number "31."

9.2. **Asbestos Notification**. Neither Section 1 of Exhibit F to the Lease nor Exhibit G to the Lease shall apply to the Substitution Building.

9.3. **Extension Option**. Section 4 of Exhibit F to the Lease, entitled "Extension Option", is hereby amended by replacing each occurrence therein of the words "Expiration Date" with the words "Extended Expiration Date".

9.4. **California Public Resources Code § 25402.10.** If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Property, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord's option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar Law.

9.5. **California Civil Code Section 1938.** Pursuant to California Civil Code § 1938, Landlord hereby states that the Substitution Space have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

10. **<u>Termination Options</u>.**

10.1. **Tenant's Termination Option.** Tenant shall have the right ("**Tenant's Termination Option**") to terminate this Amendment by notifying Landlord not later than October 31, 2013 ("**Tenant's Termination Option Deadline**"). In the event of such termination, (i) Tenant shall pay to Landlord, as a fee for such termination, an amount equal to **$18,099.98** ("**Tenant's Termination Fee**"), as provided in <u>Section 4.2</u> above; and (ii) the provisions of <u>Section 10.3</u> below shall apply.

10.2. **Landlord's Termination Option.** Landlord shall have the right to terminate this Amendment by notifying Tenant not later than October 27, 2013; provided, however, that such termination shall not be effective if Tenant, within three (3) days after receiving such termination notice from Landlord, and by notice to Landlord, irrevocably waives Tenant's Termination Option. In the event of such termination, (i) Landlord, within 30 days, shall return the Prepaid Rent/Termination Fee to Tenant; and (ii) the provisions of <u>Section 10.3</u> below shall apply.

10.3. **Effect of Termination.** If this Amendment is terminated pursuant to <u>Section 10.1</u> or <u>10.2</u> above, then (a) Landlord, within 30 days, shall return the Additional Security Deposit to Tenant; (b) notwithstanding any contrary provision of this Amendment, this Amendment shall be deemed to be *void ab initio* and of no force or effect and the Lease shall continue in full force and effect as if this Amendment had not been entered into (provided, however, that <u>Section 10.1</u> or <u>10.2</u> above, as applicable, <u>Sections 4.2</u> and <u>9.4</u> above, and <u>Sections 10.3</u> and <u>11</u> below shall survive such termination); and (c) Landlord shall prepare an amendment to the Lease reflecting such termination and deliver such amendment to Tenant within a reasonable time after such termination, and Tenant shall execute and return (or reasonably object to) such amendment within 15 days after receiving it (provided, however, that such termination shall be fully effective whether or not such amendment is executed).

11. **<u>Miscellaneous</u>.**

11.1. This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering

into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

11.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.3. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.4. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

11.5. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

11.6. Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers (other than Cornish & Carey Commercial, a California corporation, and Transwestern Property Company West, L.L.C., a Delaware limited liability company claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-PRUNEYARD LIMITED PARTNERSHIP, a Delaware limited partnership

By: EOP Owner GP L.L.C., a Delaware limited liability company, its general partner

By: [signature]
Name: Todd R. Hedrick
Title: Senior Vice President-Leasing

TENANT:

HOPTO INC., a Delaware corporation

By: [signature]
Name: Eldad Eilam
Title: President & CEO

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE



EXHIBIT B

WORK LETTER

As used in this **Exhibit B** (this "**Work Letter**"), the following terms shall have the following meanings: "**Premises**" means the Substitution Space. "**Tenant Improvements**" means all improvements to be constructed in the Premises pursuant to this Work Letter. "**Tenant Improvement Work**" means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1 **ALLOWANCE.**

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "**Allowance**") in the amount of **$106,590.00** (i.e., $10.00 per rentable square foot of the Premises) to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. Notwithstanding any contrary provision of this Amendment, if Tenant fails to use the entire Allowance by June 30, 2014, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto.

1.2 Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the "**Allowance Items**"): (a) the fees of the Architect (defined in Section 2.1 below); (b) the cost of preparing the Engineering Drawings (defined in Section 3.1 below); (c) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (d) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, costs of temporary removal or lifting of Landlord's Furniture, and contractors' fees and general conditions; (e) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (defined in Section 4 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (f) the cost of any change to the Plans or the Tenant Improvement Work required by Law; (g) [Intentionally Omitted]; (h) sales and use taxes; and (i) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

2 **ARCHITECTURAL PLANS; PRICING.**

2.1 Selection of Architect. Landlord shall retain the architect/space planner of Landlord's choice (the "**Architect**") to prepare the Architectural Drawings (defined in Section 2.5 below).

2.2 [Intentionally Omitted.]

2.3 Space Plan. Landlord and Tenant acknowledge that they have approved the space plan for the Premises dated August 26, 2013 prepared by AP+I and designated as job no. 13188 and SP6.1 (the "**Approved Space Plan**").

2.4 Additional Programming Information. Tenant shall deliver to Landlord, in writing, all information (including all interior and special finishes) that, together with the Approved Space Plan, is necessary to complete the Architectural Drawings, together with all information (including all electrical requirements, telephone requirements, special HVAC requirements, and plumbing requirements) that, when combined with the Architectural Drawings, will be necessary to complete the Engineering Drawings (collectively, the "**Additional Programming Information**"). The Additional Programming Information shall be (a) consistent with the Approved Space Plan, (b) consistent with Landlord's requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the "**Landlord Requirements**"), and (c) otherwise subject to Landlord's reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord's receipt thereof or the Contingency Expiration Date. If Landlord disapproves the Additional Programming Information, Landlord's notice of disapproval shall describe with reasonable specificity the basis for such disapproval and Tenant shall modify the Additional Programming Information and resubmit it for Landlord's approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information. Such approved Additional Programming Information shall be referred to herein as the "**Approved Additional Programming Information.**" If requested by Tenant, Landlord, in its sole and absolute discretion, may assist Tenant, or cause the Architect and/or other contractors or consultants of Landlord to assist Tenant, in preparing all or a

portion of the Additional Programming Information; provided, however, that, whether or not the Additional Programming Information is prepared with such assistance, Tenant shall be solely responsible for the timely preparation and delivery of the Additional Programming Information and for all elements thereof and, subject to Section 1 above, all costs relating thereto.

2.5 **Architectural Drawings.** After approving the Additional Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant the final architectural (and, if applicable, structural) working drawings for the Tenant Improvement Work that are in a form that (a) when combined with any Approved Additional Programming Information that is not expressly incorporated into such working drawings, will be sufficient to enable the Contractor and its subcontractors to bid on the work and prepare the Engineering Drawings, and (b) when accompanied by any Engineering Drawings that satisfy the Engineering Requirements (defined in Section 3.2.1 below), will be sufficient to obtain the Permits (defined in Section 3.2.3 below) (the "**Architectural Drawings**"). The Architectural Drawings shall conform to the Approved Space Plan and the Approved Additional Programming Information. The Architect's preparation and delivery of the Architectural Drawings shall occur within 15 business days after the later of Landlord's approval of the Additional Programming Information or the Contingency Expiration Date. Tenant shall approve or disapprove the Architectural Drawings by notice to Landlord. If Tenant disapproves the Architectural Drawings, Tenant's notice of disapproval shall specify any revisions Tenant desires in the Architectural Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Architectural Drawings and resubmit them to Tenant, taking into account the reasons for Tenant's disapproval; provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Architectural Drawings that conflicts with the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such revision and resubmission shall occur within five (5) business days after the later of Landlord's receipt of Tenant's notice of disapproval or the Contingency Expiration Date if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or the Contingency Expiration Date) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Architectural Drawings. Such approved Architectural Drawings shall be referred to herein as the "**Approved Architectural Drawings.**"

2.6 **Construction Pricing.**

2.6.1 **Construction Pricing Proposal.** Within 10 business days after the Architectural Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord's reasonable estimate (the "**Construction Pricing Proposal**") of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Architectural Drawings and the Approved Additional Programming Information. Tenant shall provide Landlord with notice approving or disapproving the Construction Pricing Proposal. If Tenant disapproves the Construction Pricing Proposal, Tenant's notice of disapproval shall be accompanied by proposed revisions to the Approved Architectural Drawings and/or the Approved Additional Programming Information that Tenant requests in order to resolve its objections to the Construction Pricing Proposal, and Landlord shall respond as required under Section 2.7 below. Such procedure shall be repeated as necessary until the Construction Pricing Proposal is approved by Tenant. Upon Tenant's approval of the Construction Pricing Proposal, Landlord may purchase the items set forth in the Construction Pricing Proposal and begin construction relating to such items.

2.6.2 **Over-Allowance Amount.** If the Construction Pricing Proposal exceeds the Allowance, then Tenant, concurrently with its delivery to Landlord of its approval of the Construction Pricing Proposal, shall deliver to Landlord cash in the amount of such excess (the "**Over-Allowance Amount**"). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after the Construction Pricing Proposal is approved by Tenant, (a) any revision is made to the Approved Additional Programming Information or the Approved Architectural Drawings, or Tenant disapproves any Engineering Drawings that satisfy the Engineering Requirements, or the Tenant Improvement Work is otherwise changed, in each case in a way that increases the Construction Pricing Proposal, or (b) the Construction Pricing Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the terms hereof, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord's request.

2.7 **Revisions to Approved Architectural Drawings or Approved Additional Programming Information.**

2.7.1 **Approved Architectural Drawings.** If Tenant requests any revision to the Approved Architectural Drawings, Landlord shall provide Tenant with notice approving or reasonably

disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within 10 business days after the later of Landlord's receipt of such request or the Contingency Expiration Date if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or the Contingency Expiration Date) if such revision is material, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Architectural Drawings without Tenant's consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Architectural Drawings within two (2) business days after receiving Landlord's request for approval thereof. For purposes hereof, any change order affecting the Approved Architectural Drawings shall be deemed a revision to the Approved Architectural Drawings.

2.7.2 **Approved Additional Programming Information.** If Tenant requests Landlord's approval of any revision to the Approved Additional Programming Information, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, together with notice of any resulting change in the most recent Construction Pricing Proposal, if any, within five (5) business days after the later of Landlord's receipt of such request or the Contingency Expiration Date, whereupon Tenant, within one (1) business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Additional Programming Information without Tenant's consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Additional Programming Information within two (2) business days after receiving Landlord's request for approval thereof.

2.8 **Tenant's Approval Deadline.** Tenant shall approve the Construction Pricing Proposal pursuant to Section 2.6.1 above on or before Tenant's Approval Deadline (defined below). As used in this Work Letter, "**Tenant's Approval Deadline**" means November 15, 2013; provided, however, that Tenant's Approval Deadline shall be extended by one (1) day for each day, if any, by which Tenant's approval of the Construction Pricing Proposal pursuant to Section 2.6.1 above is delayed by any failure of Landlord to perform its obligations under this Section 2.

3 CONSTRUCTION.

3.1 **Contractor.** Landlord shall retain a contractor of its choice (the "**Contractor**") to (a) prepare the engineering working drawings relating to the mechanical, electrical, plumbing, fire-alarm and fire sprinkler work in the Premises (the "**Engineering Drawings**"), and (b) perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the preparation of the Engineering Drawings or the performance of the Tenant Improvement Work.

3.2 **Engineering Drawings.**

3.2.1 **Preparation.** Within 10 business days after the later of Tenant's approval of the Construction Pricing Proposal pursuant to Section 2.6.1 above or the Contingency Expiration Date, Landlord shall cause the Contractor to prepare and deliver to Tenant Engineering Drawings that conform to the Approved Architectural Drawings, the Approved Additional Programming Information, and the first sentence of Section 4 below (collectively, the "**Engineering Requirements**"). Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), the Engineering Drawings within five (5) business days after receiving them. After receiving any such notice of reasonable disapproval, Landlord shall cause the Contractor to revise the Engineering Drawings and resubmit them to Tenant, taking into account the reasons for Tenant's disapproval; provided, however, that Landlord shall not be required to make any revision to the Engineering Drawings that conflicts with the Engineering Requirements or the Landlord Requirements or is otherwise reasonably disapproved by Landlord. Such procedure shall be repeated as necessary until Tenant has reasonably approved the Engineering Drawings. Such approved Engineering Drawings shall be referred to herein as the "**Approved Engineering Drawings**".

3.2.2 **Revisions.** If Tenant requests any revision to the Approved Engineering Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant,

together with notice of any resulting change in the most recent Construction Pricing Proposal, within five (5) business days after the later of Landlord's receipt of such request or the Contingency Expiration Date if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or the Contingency Expiration Date) if such revision is material, whereupon Tenant, within five (5) business days, shall notify Landlord whether it desires to proceed with such revision. If Landlord has begun performing the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision. Landlord shall not revise the Approved Engineering Drawings without Tenant's consent, which shall not be unreasonably withheld or conditioned. Tenant shall approve, or reasonably disapprove (and state, with reasonable specificity, its reasons for disapproving), any revision to the Approved Engineering Drawings within five (5) business days after receiving Landlord's request for approval thereof. Any change order affecting the Approved Engineering Drawings shall be deemed a revision to the Approved Engineering Drawings.

3.2.3 **Permits.** After the Architectural Drawings and the Engineering Drawings have been approved by Landlord and Tenant, Landlord shall cause the Contractor to submit the Approved Architectural Drawings and the Approved Engineering Drawings (collectively, the "**Approved Construction Drawings**") to the appropriate municipal authorities and otherwise apply for and obtain from such authorities all permits necessary for the Contractor to complete the Tenant Improvement Work (the "**Permits**"). Tenant shall cooperate with Landlord and the Contractor to enable the Contractor to obtain the Permits as soon as possible.

3.3 <u>Construction.</u>

3.3.1 **Performance of Tenant Improvement Work.** Landlord shall cause the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings.

3.3.2 **Contractor's Warranties.** Tenant waives all claims against Landlord relating to any defects in the Tenant Improvements; provided, however, that if, within 30 days after Substantial Completion (defined in <u>Section 5</u> below) of the Tenant Improvement Work, Tenant provides notice to Landlord of any non-latent defect in the Tenant Improvements, or if, within 11 months after Substantial Completion of the Tenant Improvement Work, Tenant provides notice to Landlord of any latent defect in the Tenant Improvements, then Landlord shall cause such defect to be corrected.

4 COMPLIANCE WITH LAW; SUITABILITY FOR TENANT'S USE. Landlord shall cause the Architect and the Contractor to use the Required Level of Care (defined below) to cause the Architectural Drawings and the Engineering Drawings to comply with Law; provided, however, that Landlord shall not be responsible for any violation of Law resulting from any particular use of the Premises (as distinguished from general office use). As used herein, "**Required Level of Care**" means the level of care that reputable architects and engineers customarily use to cause architectural and engineering plans, drawings and specifications to comply with Law where such plans, drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Except as provided above in this <u>Section 4</u>, Tenant shall be responsible for ensuring that the Approved Space Plan, the Additional Programming Information, the Architectural Drawings and the Engineering Drawings (collectively, the "**Plans**") are suitable for Tenant's use of the Premises and comply with Law, and neither the preparation of any of the Plans by the Architect or the Contractor nor Landlord's approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (the "**Responsible Party**") is responsible under this <u>Section 4</u> for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

5 COMPLETION.

5.1 **<u>Substantial Completion</u>.** For purposes of <u>Section 2.1.A</u> of this Amendment, and subject to <u>Section 5.2</u> below, the Tenant Improvement Work shall be deemed to be "**Substantially Complete**" on the later of (a) the date of completion of the Tenant Improvement Work pursuant to the Approved Construction Drawings (as reasonably determined by Landlord), with the exception of any details of construction, mechanical adjustment or any other similar matter the non-completion of which does not materially interfere with Tenant's use of the Premises, or (b) the date Landlord receives from the appropriate governmental authorities, with respect to the Tenant Improvements, all approvals necessary for the occupancy of the Premises.

5.2 **Tenant Delay.** Tenant shall use commercially reasonable efforts to cooperate with Landlord, the Architect, the Contractor, and Landlord's other consultants to complete all phases of the Plans, approve the Construction Pricing Proposal and obtain the Permits as soon as possible after the Contingency Expiration Date, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties' progress. In addition, if the period of time beginning on the Start Date and ending on the Substantial Completion Date is increased (a "**Tenant Delay**") as a result of (a) [Intentionally Omitted]; (b) any failure of Tenant to timely approve the Engineering Drawings for any reason other than their failure to satisfy the Engineering Requirements; (c) any failure of Tenant to timely approve any other matter requiring Tenant's approval; (d) any breach by Tenant of this Work Letter or this Amendment; (e) any request by Tenant for a revision to, or for Landlord's approval of a revision to, any portion of the Plans that has previously been approved by both parties (except to the extent that such delay results from a failure of Landlord to perform its obligations under Section 2.7 or 3.2.2 above); (f) any requirement of Tenant for materials, components, finishes or improvements that are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Tenant Improvement Work as set forth in this Amendment; (g) any change to the base, shell or core of the Premises or Building required by the Approved Construction Drawings; or (h) any other act or omission of Tenant or any of its agents, employees or representatives, then, notwithstanding any contrary provision of this Amendment, and regardless of when the Tenant Improvement Work is actually Substantially Completed, the Tenant Improvement Work shall be deemed to be Substantially Completed on the date on which the Tenant Improvement Work would have been Substantially Completed if no such Tenant Delay had occurred. Notwithstanding the foregoing, Landlord shall not be required to tender possession of the Premises to Tenant before the Tenant Improvement Work has been Substantially Completed, as determined without giving effect to the preceding sentence.

6 **MISCELLANEOUS.** Notwithstanding any contrary provision of this Amendment, if Tenant defaults under this Amendment before the Tenant Improvement Work is completed, Landlord's obligations under this Work Letter shall be excused until such default is cured and Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work. This Work Letter shall not apply to any space other than the Premises.

EXHIBIT C

[Intentionally Omitted]

EXHIBIT D

LANDLORD'S FURNITURE

FF&E – Landlord Inventory
Pruneyard Place, 1919 South Bascom Avenue, Suite 600

List of items to remain in Premises
Updated 9/30/13

ITEM DESCIPTION	COUNT
Conference Rooms	
Conference table (brown wood, 12 person)	1
Credenza (brown wood, 4 door)	1
Conference table (brown wood, 10 person)	1
Chair (high backed, white leather)	22
Private Offices	
Desk/Credenza (L shape, brown wood/white/chrome)	6
Guest chairs (white leather)	18
Round table (brown wood)	1
Cubicle Work Stations	
Cubicle station/table desk (by Teknion, style Leverage)	73
Under desk storage (white/3 drawer)	87
Under desk storage (white/2 drawer)	1
Under desk storage (white/2 drawer lateral)	1
Desk chair (black/chrome/5 wheels)	7
Desk chair (4 wheel)	3
Mothers-Room	
Half circle table (brown wood)	2
Refrigerator (small, white)	1
Miscellaneous	
Bar height round table (chrome/white)	2
Bar height chair (black/chrome)	4
File cabinet (4 drawer lateral)	3
File cabinet (3 drawer lateral)	6
Coat rack (chrome)	1
Coat rack (chrome/black	1
Cork board	1
Stand with large note pad (black)	1
White board (large size)	4
White board (medium size)	4
White board (small size)	8